NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS

Brentwood, Tennessee, March 11, 2004 – Doane Pet Care Company (the “Company”) today reported results for its fourth quarter and fiscal year ended January 3, 2004.

Quarterly Results

For the fourth quarter of fiscal 2003, the Company’s net sales increased 11.8% to $275.7 million from $246.6 million in the fourth quarter of fiscal 2002. This increase was primarily due to sales volume growth and the favorable currency exchange rate between the dollar and the Euro. The 2003 fourth quarter sales volume growth also benefited from an extra week when compared to the 2002 fourth quarter. Excluding only the foreign currency exchange rate impact from fiscal 2003, net sales increased 7.1%; whereas, excluding only the benefit of an extra week from fiscal 2003, net sales increased 5.7%. Excluding both the positive impact of foreign currency exchange rate and the extra week, net sales increased 1.0%.

The Company reported a net loss of $32.5 million for its 2003 fourth quarter compared to a net loss of $1.1 million for the 2002 fourth quarter. The Company’s performance in the 2003 fourth quarter was adversely impacted by significantly higher commodity and natural gas costs. The 2003 fourth quarter net loss was moderated by SFAS 133 fair value accounting for the Company’s commodity derivative instruments, which resulted in a $3.6 million reduction in cost of goods sold in the 2003 period compared to an $8.2 million increase in cost of goods sold in the 2002 period, or an $11.8 million period-over-period favorable impact on operating results.

The 2003 fourth quarter performance was also impacted by certain charges including $7.2 million in other operating expenses, primarily resulting from non-cash asset impairments related to the consolidation of the Company’s European manufacturing operations and the divestiture of its Russian joint venture. In addition, the Company incurred $19.0 million of non-cash income tax expense, principally to reflect the uncertainty concerning the Company’s ability to realize net operating loss carryforwards.

Net cash provided by operating activities was $22.0 million for the 2003 fourth quarter compared to $7.4 million for the 2002 fourth quarter. This increase was primarily due to a favorable change in working capital, partially offset by the decline in net income (loss) as a result of higher commodity and natural gas costs. The favorable change in working capital was primarily due to reaching improved payment terms with certain customers.

Adjusted EBITDA was $15.8 million in the 2003 fourth quarter compared to $29.3 million recorded in the 2002 fourth quarter, primarily due to higher commodity and natural gas costs in the 2003 period.

The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”

Doug Cahill, the Company’s President and CEO, said, “We had a solid year in terms of top-line growth and our manufacturing and customer satisfaction teams met or exceeded our performance targets for the year. Moreover, while reported results were impacted by significantly higher commodity and natural gas costs as well as non-cash charges, we were able to post strong operating cash flow due in part to our negotiating improved payment terms with certain customers. However, despite this strong operating performance, we were unable to offset the impact of the higher commodity and natural gas costs.

As a result, in January 2004 we implemented a broad price increase of approximately 7.5% to 9.5% for most of our domestic products. In addition, we have reached cost-sharing arrangements for 2004 that in the aggregate will enable us to pass through to our domestic customers approximately half of future commodity movements, whether up or down. This will allow us to better manage our financial performance while protecting our customers’ brands as we move through the commodity market cycles.”

Year to Date Results

For the full year fiscal 2003, the Company’s net sales increased 14.3%, to $1,013.9 million from $887.3 million in fiscal 2002. The fiscal 2003 sales increase was primarily due to sales volume growth and the favorable currency exchange rate between the dollar and the Euro. Fiscal 2003 sales volume growth also benefited from an extra week in the 2003 fiscal period compared to the 2002 period. Excluding only the foreign currency exchange rate impact from fiscal 2003, net sales increased 9.5%; whereas, excluding only the benefit of the extra week of sales from fiscal 2003, net sales increased 12.6%. Excluding both the positive impact of foreign currency exchange rate and the extra week, net sales increased 7.8%.

The Company reported a net loss of $54.4 million for fiscal 2003 compared to net income of $15.3 million for fiscal 2002. The positive benefit on performance from higher sales volume in fiscal 2003 was more than offset by higher commodity and natural gas costs. Fiscal 2003 results also included a non-cash charge of $12.1 million associated with the Company’s debt refinancing in addition to the $7.2 million primarily for non-cash asset impairment charges discussed above. In addition, the Company incurred non-cash income tax expense of $23.6 million, principally to reflect the uncertainty concerning the Company’s ability to realize net operating loss carryforwards.

Net cash provided by operating activities was $55.7 million for fiscal 2003 compared to $78.8 million for fiscal 2002. This decrease was primarily due to the impact of higher commodity and natural gas costs on net income (loss), partially offset by favorable changes in working capital. The favorable working capital change resulted from improved payment terms with certain customers in fiscal 2003.

Adjusted EBITDA was $80.8 million for fiscal 2003 compared to $108.2 million in fiscal 2002. Higher sales volume in fiscal 2003 was more than offset by higher commodity and natural gas costs, as discussed above.

Senior Credit Facility Amendment

On March 9, 2004, the Company completed an amendment to its existing senior credit facility to, among other things, extend the maturity of the existing revolving credit facility from March 31, 2005 to December 29, 2005; simplify its financial covenants to include only minimum consolidated Adjusted EBITDA, a senior secured leverage test and capital expenditure limits; reduce the borrowing capacity under the revolving credit facility from $60.0 million to $50.0 million; waive the non-compliance with financial covenants as of the end of fiscal 2003; and to increase the interest rates on all facilities by 25 basis points as of March 9, 2004, an additional 25 basis points on all facilities on September 30, 2004, and a final 100 basis points on all facilities on March 31, 2005.

2004 Outlook

Cahill said, “The greatest challenge we face in 2004 will continue to be the uncertainty surrounding commodity costs. We will continue to monitor and respond to escalating commodities markets. For example, because of continued increases in commodity costs, we are announcing an additional price increase that will take effect during the second quarter of fiscal 2004. Further increases in commodity costs may necessitate additional price increases. Additionally, in 2004 our major goals are to:

•	with the exception of medical and natural gas costs, keep flat as a percent of our sales, manufacturing, packaging, promotion and distribution and selling, general and administrative costs;

•	maintain our working capital at lower than historical levels;

•	keep capital expenditures flat at $25 million, with approximately $10 million to $12 million required for maintenance of business and the remainder required for customer requirements, cost reduction projects and planned expansions; and

•	consolidate the European operations spending $5 million for severance and installation expenses to generate annualized savings estimated to be $3 million to $4 million as a result of lower labor and administrative costs and other operating efficiencies.

However, due to the instability in the commodities markets, the Company does not believe it is prudent to provide further guidance on cash flow from operating activities or Adjusted EBITDA levels.

Nonetheless, we remain cautious in our outlook for both top-line growth and bottom-line performance. It is much too early in the U.S. growing season to estimate crop yields for soybeans and corn. Moreover, the BSE case reported in the U.S. late last year has resulted in uncertainty in our sales outlook for 2004 because of the current prohibition on all pet food exported from the U.S. to Mexico as a result of this BSE case. Sales to Mexico approximate 3.5% of our total sales and we are cautiously optimistic that trade will resume in April; however, a prolonged delay could impact our 2004 results.”

Adjusted EBITDA Supplemental Information

Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that it is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.

However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including equity in joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 accounting as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.

A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.

Forward-Looking Statements

All statements in this press release, including those relating to the Company’s 2004 outlook, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 600 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com, although nothing contained therein shall be deemed to be a part of this press release.

CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774

-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)

	Fourth quarter of fiscal		Fiscal
	2003	2002	2002	2003
	(unaudited)	(unaudited)	(audited)	(audited)
Net sales	$275.7	$246.6	$1,013.9	$887.3
Cost of goods sold	234.1	204.8	851.6	701.4

Gross profit	41.6	41.8	162.3	185.9
% of net sales	15.1%	17.0%	16.0%	21.0%
Operating expenses:
Promotion and distribution	15.7	13.5	57.6	52.5
Selling, general and administrative	15.6	14.3	52.1	48.7
Amortization	1.5	1.3	5.0	4.6
Other operating expenses	7.2	0.6	7.2	1.4

Income from operations	1.6	12.1	40.4	78.7
Interest expense, net	15.3	16.1	58.9	62.4
Debt extinguishments	—	—	12.1	—
Other expense (income), net	(0.5)	0.3	(1.2)	(0.8)

Income (loss) before income taxes	(13.2)	(4.3)	(29.4)	17.1
Income tax expense (benefit)	19.3	(3.2)	25.0	1.8

Net income (loss)	$(32.5)	$(1.1)	$(54.4)	$15.3

DOANE PET CARE COMPANY AND SUBSIDIARIES
AUDITED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	End of fiscal
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$29.3	$7.6
Accounts receivable, net	91.6	129.3
Inventories, net	68.6	63.6
Deferred tax assets	1.9	5.9
Prepaid expenses and other current assets	14.4	8.2

Total current assets	205.8	214.6
Property, plant and equipment, net	266.4	260.1
Goodwill and trademarks	380.4	363.1
Other assets	33.3	32.9

Total assets	$885.9	$870.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$13.2	$5.7
Accounts payable	100.5	93.5
Accrued liabilities	51.7	56.2

Total current liabilities	165.4	155.4
Long-term debt, excluding current maturities	560.9	548.3
Other long-term liabilities	8.8	23.7
Deferred tax liabilities	28.5	7.2

Total liabilities	763.6	734.6

Senior Preferred Stock (Redeemable), 3,000,000 shares authorized, 1,200,000 shares issued and outstanding	91.1	77.6

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	50.2	9.5
Accumulated deficit	(134.7)	(66.7)

Total stockholder’s equity	31.2	58.5

Total liabilities and stockholder’s equity	$885.9	$870.7

DOANE PET CARE COMPANY AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Fiscal
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(54.4)	$15.3
Items not requiring (providing) cash:
Depreciation	31.2	26.6
Amortization	6.0	5.6
Deferred income tax expense	23.6	1.3
Non-cash interest expense	4.9	15.0
Equity in joint ventures	(0.6)	(0.7)
Debt extinguishments	12.1	—
Asset impairments	7.7	—
Other non-cash charges (income), net	(0.3)	2.3
Changes in current assets and liabilities	25.5	13.4

Net cash provided by operating activities	55.7	78.8

Cash flows from investing activities:
Capital expenditures	(28.1)	(24.3)
Proceeds from sale of assets	1.4	1.7
Other, net	(3.5)	(3.3)

Net cash used in investing activities	(30.2)	(25.9)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	1.0	(23.0)
Proceeds from issuance of long-term debt	210.4	9.7
Principal payments on long-term debt	(208.3)	(36.1)
Payments for debt issuance costs	(7.7)	(2.3)

Net cash used in financing activities	(4.6)	(51.7)
Effect of exchange rate changes on cash and cash equivalents	0.8	0.4

Increase in cash and cash equivalents	21.7	1.6
Cash and cash equivalents, beginning of year	7.6	6.0

Cash and cash equivalents, end of year	$29.3	$7.6

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(Dollars in Millions)
(Unaudited)

HISTORICAL RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	Fourth quarter of fiscal		Fiscal
	2003	2002	2003	2002
Net income (loss)	$(32.5)	$(1.1)	$(54.4)	$15.3
Adjustments to net income (loss):
Interest expense, net	15.3	16.1	58.9	62.4
Income tax expense (benefit)	19.3	(3.2)	25.0	1.8
Depreciation	8.3	7.2	31.2	26.6
Amortization	1.8	1.5	6.0	5.6
SFAS 133 (gain) loss	(3.6)	8.2	(5.2)	(4.9)
Debt extinguishments	—	—	12.1	—
Other operating expenses	7.2	0.6	7.2	1.4

Adjusted EBITDA	15.8	29.3	80.8	108.2
Changes in current assets and liabilities	18.0	(3.1)	25.5	13.4
Other non-cash charges (income), net	(1.1)	1.1	(0.3)	2.3
Adjustments to net income (loss) which are changes in current assets and liabilities:
Change in interest payable	(1.9)	3.2	1.6	0.8
Change in income taxes payable	0.7	1.2	—	(0.3)
SFAS 133 gain (loss)	3.6	(8.2)	5.2	4.9
Other operating expenses	(7.2)	(0.6)	(7.2)	(1.4)
Adjustments to net income (loss) which require cash:
Interest paid	(12.4)	(15.0)	(55.6)	(48.2)
Income taxes paid	(1.0)	(0.3)	(1.4)	(0.2)
Asset impairments	7.7	—	7.7	—
Equity in joint ventures	(0.2)	(0.2)	(0.6)	(0.7)

Net cash provided by operating activities	$22.0	$7.4	$55.7	$78.8